As filed with the Securities and Exchange Commission on August 1, 2024.

Registration No. 333-266678

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EBET, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	85-3201309 (I.R.S. Employer Identification Number)

197 E. California Ave. Ste. 302, Las Vegas, NV (Address of Principal Executive Offices)	89104 (Zip Code)

Esports Technologies, Inc. 2020 Stock Plan

(Full title of the plans)

Aaron Speach, President and Chief Executive Officer

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

(888) 411-2726

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Cavas S. Pavri, Esq.

ArentFox Schiff LLP

1717 K Street, NW

Washington, DC 20006

(202) 724-6847

Facsimile: (202) 778-6460

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement No. 333-266678 of EBET, Inc. (the “Company”) on Form S-8 (the “Registration Statement”) registering 1,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company.

On July 15, 2024, the Company received a notice of public foreclosure auction sale under Section 9-610 and 9-611 of the Uniform Commercial Code from its lender (the “Notice”). In accordance with the Notice, a public auction of certain Company assets occurred on August 1, 2024. The sale of the assets was effected via a statutory procedure under Article 9 of the Uniform Commercial Code, which permits a creditor to exercise its right of foreclosure subsequent to a borrower’s loan default, take control of collateral assets of a borrower and sell them while reserving rights to credit bid. On August 1, 2024, the foreclosure sale pursuant to the auction was completed, and the primary assets and certain of the Company’s subsidiary equity holdings were sold. Effective as of the consummation of the sale, the Company ceased to have any further business operations.

As a result of the foreclosure, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on August 1, 2024.

EBET, INC.

By:	/s/ Aaron Speach
Name:	Aaron Speach
Title:	President and Chief Executive Officer

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